CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BILL HOLDINGS, INC.
BILL Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1. The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2019, under the name Bill.com Holdings, Inc., as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on February 17, 2023 (as amended to the date hereof, the “Certificate of Incorporation”).
2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Second Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation.
3. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Second Certificate of Amendment, and the holders of the requisite number of shares of capital stock of the Corporation have approved this Second Certificate of Amendment.
4. Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“ARTICLE VII: DIRECTOR AND OFFICER LIABILITY
1. Limitation of Liability. To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of December, 2024.

By: /s/ René Lacerte
Name: René Lacerte
Title: Chief Executive Officer